Exhibit 10.83

National Automation Services, Inc.
PO Box 400775
Las Vegas, NV 89140

Wellington Shields & Co.
140 Broadway, 44th Floor
New York, NY 10005

July 15, 2013

July 15, 2013

Robert Chance
National Automation Services, Inc.
PO Box 400775
Las Vegas, NV 89140

Dear Mr. Robert Chance,

This letter (together with Exhibits A, B and C annexed hereto and made a part hereof, all of which taken together constitute this “Engagement Agreement”) confirms our complete understanding with respect to the retention of Wellington Shields & Co. (“Wellington”), a registered broker/dealer, as exclusive financial advisor to National Automation Services, Inc. (the “Company” or “NASV"), as it relates to potential acquisitions.

Upon the terms and subject to the conditions set forth hereinafter, the parties hereto agree as follows:

1.
                    Appointment.  The Company hereby retains Wellington and Wellington hereby agrees to act as the Company’s financial advisor as more specifically set forth in paragraph 2 below, effective as of the date hereof (the “Effective Date”).

2.	Scope and Certain Conditions of Services. The Company hereby retains Wellington to consult with and advise the Company with respect to various financial matters, including:

a.	Providing introductions to or strategic advice with respect to approaches to Target investors;

b.	providing other general corporate finance or strategic financial advisory services as required by the company;

c.
provide advisory services in connection with potential sale, capital raising, recapitalization, or restructuring by the Company, including, raising capital by means of senior secured debt, unsecured or subordinated debt, preferred stock or common equity;

d.
identifying, investigating and evaluating persons or entities (each a “Target Investor”) with whom the Company may effect a sale of the Company in whole or in part or any of the Company’s operations, or operating assets; any strategic alliance, joint venture or other similar business combination (a “Businesses Combination”);

e.	Providing general advisory service in connection with any mergers with, or acquisitions of, corporate or operating assets of the Company; and

f.	Additional services incidental to the above, as directed by the Company.

3.                 Fees and Compensation.  In consideration for the services rendered by Wellington   hereunder during the term of this Agreement, the Company agrees to pay Wellington the following fees and other compensation:

a.	A nonrefundable advisory fee (the “Advisory Fee”) of $50,000, payable at the signing of this engagement letter.

b.
A success fee (the “Placement Success Fee”) for capital raises, payable upon the successful completion of the Placement, equal to eight percent (8%) of the gross proceeds of the Placement (or in the case of a revolving line of credit, the commitment amount). The Placement Success Fee is due and payable to Wellington immediately upon the closing of the Placement and shall be disbursed directly to Wellington simultaneously with the delivery of the proceeds of the Placement to the Company.

c.
Non-callable warrants of the Company (the “Placement Agent Warrants”) issuable to Wellington or its designee, simultaneously with the closing of the Placement, equal to eight percent (8%) of the aggregate number of Securities sold in the Placement.  The Placement Agent Warrants shall entitle the holder thereof to purchase securities of the Company at a purchase price equal to 120% of the price per share of the Placement. The warrants shall be exercisable for a period of five years after the closing of the Placement.  The Placement Agent Warrants shall be satisfactory in form and substance to Wellington and its counsel and shall contain provisions for, among other things, cashless exercise, and anti-dilution protection in the event of merger, consolidation, reclassification, reorganization and other similar events.  Wellington  will also be entitled to compensation set forth in Section 3(b) resulting from any cash generated by the Company from the exercise of any warrants issued to investors introduced to the Company by Wellington  that participate in the offering.

d.	The Company agrees to reimburse Wellington for pre-approved expenses within 10 days of submission, but must get prior approval from the Company.

e.
If outside investors are found (those not already close to the Company) and located by someone else other than Wellington,  Wellington will receive a Success fee equal to three (3%) of the gross proceeds and three (3%) warrant coverage of the gross proceeds.

4.
                    Term of Retention.  This Engagement Agreement shall be effective as of the date hereof and extend to the close of business October 15, 2013. After the Term of Retention expires, the Engagement Agreement will continue unless cancelled by one (1) month’s written notice.

Notwithstanding anything herein to the contrary, the obligation to pay the Fees and Compensation set forth in paragraph 3 shall survive any termination or expiration of this Engagement Agreement.  Moreover, it is expressly understood and agreed by the parties hereto that any financing, whether debt or equity, of the Company, secured or placed within twelve (12) months of the termination or expiration of this Engagement Agreement with any investors or lenders first identified and/or contacted by Wellington and with which the Company had direct discussions or negotiations while this Engagement Agreement was in effect, shall result in such fees and compensation being due and payable by the Company to Wellington as required by paragraph 3 of this Engagement Agreement.

5.
                   Due Diligence.  The role of Wellington  as placement agent and financial advisor to the Company is subject to and contingent upon the satisfactory completion of a due diligence review of, among other things, the Company’s assets, business, future prospects and current and projected financial condition.  If at the completion of its due diligence review Wellington is not satisfied with the results of its due diligence, this Engagement Agreement shall be immediately terminated by Wellington.

6.
                    Preferential Right.  If the Company closes a Placement or a Transaction during the Term, for the twelve month period commencing on the later of (i) the date of the closing of the Placement or (ii) the date of the closing of any Transaction, Wellington shall have a preferential right whereby the Company will offer Wellington the first opportunity to provide any financing arrangements to the Company.

7.
                   Public Announcements.  Prior to any press release or other public disclosure relating to services hereunder which is legally allowed by law, the Company and Wellington shall confer and reach agreement upon the contents of any such disclosure. Prior to the funding, Wellington shall not be mentioned in any Company press releases.

8.
                   No General Solicitation.  Any offers made in connection with the placement of the Securities will be made only to prospective purchasers on an individual basis and no general solicitation or general advertising in any form will be used to place the Securities.

9.
                   Miscellaneous.  As more specifically set forth in Exhibit C, this Engagement Agreement shall be governed in accordance with the laws of the State of New York without giving effect to conflicts of laws generally.

This Engagement Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and there is no agreements or understandings with respect hereto which are not contained in this Engagement Agreement.  This Engagement Agreement may be modified only in writing signed by the party to be charged.

If the foregoing correctly sets forth out understanding with respect to the subject matter hereto, please confirm the same by executing and returning to us the duplicate copy of this Engagement Agreement.

Wellington will remain committed to entering into this agreement provided it is executed by you on or before August 2, 2013.

Very Truly Yours,

Edward Cabrera
Head of Investment Banking
Wellington Shields & Co.

Mr. Robert Chance
Chief Executive Officer
National Automation Services, Inc.

Agreed and Accepted
As of this 2nd day of August 2013

EXHIBIT A
STANDARD TERMS AND CONDITIONS

1.
The Company shall promptly provide Wellington Shields with all relevant information about the Company (to the extent available to the Company) that shall be reasonably requested or required by Wellington Shields which information shall be true, accurate and correct in all material respects at the time furnished.

2.
Wellington Shields shall keep all information obtained from the Company strictly confidential except: (a) for information which is otherwise publicly available, or previously known to Wellington Shields or was obtained by Wellington Shields independently of the Company and without breach of Wellington Shields’ agreement with the Company; (b) Wellington Shields may disclose such information to its affiliates, shareholders, officers, directors, representatives, agents, employees and attorneys, and to financial institutions, but shall ensure, to the best of its ability, that all such persons will keep such information strictly confidential; (c) pursuant to any order of a court of competent jurisdiction or other governmental body (Wellington Shields will give written notice to the Company of such order within forty-eight (48) hours of receipt of such order); and (d) upon prior written consent of the Company.

3.
The Company recognizes that in order for Wellington Shields to perform properly its obligations in a professional manner, it is necessary that Wellington Shields be informed of and, to the extent practicable, participate in meetings and discussions between the Company, on the one hand, and investors and potential investors introduced relating to the matters covered by the terms of Wellington Shields’ engagement.

4.
The Company agrees that any report or opinion, oral or written, delivered to it by Wellington Shields is prepared solely for its confidential use and shall not be reproduced, summarized, or referred to in any public document or given or otherwise divulged to any other person, other than its employees and attorneys, without Wellington Shields’ prior written consent, except as may be required by applicable law or regulation, which consent shall not be unreasonably withheld or delayed.

5.	No fee payable by the Company to any other financial advisor or lender shall reduce or otherwise affect any fee payable by the Company to Wellington Shields.

6.
The  Company represents and warrants that; (a) it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (b) the Agreement has been duly authorized and executed and constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms; and (c) the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby does not conflict with or result in a breach of (i) the Company’s certificate of incorporation or by-laws or (ii) any agreement to which the Company is a party by which any of their property or assets is bound.

7.
Nothing contained in the Agreement shall be constituted to place Wellington Shields and the Company in the relationship of partners or joint ventures.  Neither Wellington Shields nor the Company shall represent itself as the agent or legal representative of the other for any purpose whatsoever nor shall either have the power to obligate or bind the other in any manner whatsoever.  Wellington Shields in performing its services hereunder shall at all times be an independent contractor.

8.
The Agreement has been and is made solely for the benefit of Wellington Shields, the Company and each of the persons, agents, employees, officers, directors and controlling persons referred to in Exhibit B and their respective heirs, executors, personal representatives, successors and assigns, and nothing contained in the Agreement shall confer any rights upon, nor shall this Agreement be construed to create any rights in, any person who is not a party to such Agreement, other than as set forth in this paragraph.

9.
The rights and obligations of either party under this Agreement may not be assigned without the prior written consent of the other party hereto and any other purported assignment shall be null and void without force and effect.

10.
All communications hereunder, except as may be otherwise specifically provided herein, shall be in writing and shall be mailed, hand delivered, or faxed and confirmed by letter or sent by overnight delivery service, to the party whom it is addressed at the following addresses or such other address as such party may advise the other in writing:

To the Company:

National Automation Services, Inc.
PO Box 400775
Las Vegas, NV 89140

To Wellington Shields:

Wellington Shields and Co.
140 Broadway, 44th floor	Telephone: (212) 320-2030
New York, NY 10005

Attention:	Edward Cabrera
Head of Investment Banking

EXHIBIT B
INDEMNIFICATION

Recognizing that transactions of the type contemplated in this engagement sometimes result in litigation and that the role of Wellington Shields is advisory, the Company agrees to indemnify and hold harmless Wellington Shields and its affiliates and their irrespective officers, directors, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act of 1933, as amended (the “Act”) or Section 20(a) of the Securities Exchange Act and against any and all loss, charge, claim, damage, expense and liability whatsoever, including, but not limited to, all attorneys' fees and expenses (hereinafter a “Claim” or “Claims”), related to or arising in any manner out of, based upon, or in connection with (i) any untrue statement or alleged untrue statement of a material fact made by the Company or any omission or alleged omission of the Company to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any transaction, proposal or any other matter (items (i) and (ii) being hereinafter referred to as a “Matter” or “Matters”) contemplated by the engagement of Wellington Shields hereunder, and will promptly reimburse the Indemnified Parties for all expenses (including reasonable fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened Claim related to or arising in any manner out of any Matter contemplated by the engagement of Wellington Shields hereunder, or any action or proceeding arising there from (collectively, “Proceedings”), whether or not such Indemnified party is a formal party to any such Proceeding.  Notwithstanding the foregoing, the Company shall not be liable in respect of any Claims that a court of competent jurisdiction has judicially determined by final judgment (and the time to appeal has expired or the last right of appeal has been denied) resulted solely from the gross negligence or willful misconduct of an Indemnified Party.  The Company further agrees that it will not, without the prior written consent of Wellington Shields settle compromise or consent to the entry of any judgment in any pending or threatened proceeding in respect of which indemnification may be sought hereunder (whether or not Wellington Shields or any Indemnified Party is an actual or potential party to such Proceeding), unless such settlement, compromise or consent includes an unconditional release of Wellington Shields and each other Indemnified Party hereunder from all liability arising out of such proceeding.

In order to provide for just and equitable contribution in any case in which (i) an Indemnified Party is entitled to indemnification pursuant to this Engagement Agreement but it is judicially determined by the entry of a final judgment decree by a court of competent jurisdiction and the time to appeal has expired or the last right of appeal has been denied) that such indemnification may not be enforced in such case, or (ii) contribution may be required by the Company in circumstances for which an Indemnified party is otherwise entitled to indemnification under the Agreement, then, and in each such case, the Company shall contribute to the aggregate losses, Claims, damages and/or liabilities in an amount equal to the amount for which indemnification was held unavailable. Notwithstanding the foregoing, Wellington Shields shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by Wellington Shields pursuant to this Agreement.

The Company further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with Wellington Shields’ engagement hereunder except for Claims that a court of competent jurisdiction shall have determined by final judgment (and the time to appeal has expired or the last right of appeal has been denied) resulted solely from the gross negligence or willful misconduct of such Indemnified Party. The indemnity, re imbursement and contribution obligations of the Company set forth herein shall be in addiction to any liability which the Company may otherwise have an shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company or an Indemnified Party.

The indemnity, reimbursement and contribution provisions set forth herein shall remain operative and full force and effect regardless of (i) any withdrawal, termination or consummation of or failure to initiate or consummate any Matter referred to herein, (ii) any investigation made by or on behalf of any party hereto or any person controlling (within the meaning of Section 15 of the Securities act of 1933 as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) any party hereto, (iii) any termination or the completion or expiration of this Engagement Agreement with Wellington Shields and (iv) whether or not Wellington Shields shall, or shall not be called upon to, render any formal or informal advice in the course of such engagement.

Unless otherwise defined, capitalized terms used herein shall have the meaning ascribed to them in the Engagement Agreement.

EXHIBIT C
JURISDICTION

Each of the Company and Wellington Shields hereby irrevocably; (a) submits to the jurisdiction of any court of the State of New York or any federal court sitting in the State of New York for the purposes of any suit, action or other proceeding arising out of the Agreement between the Company and Wellington Shields which is brought by or against either party; (b) agrees that all claims in respect of any suit, action or proceeding may be heard and determined in any such court; and (c) to the extent that the Company or Wellington Shields has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, each of them hereby waives, to the fullest extent permitted by law, such immunity.

Each of Wellington Shields and the Company hereby waives, and the Company agrees not to assert in any such suit, action or proceeding, in each case, to the fullest extent permitted by applicable law, any claim that: (a) the Company is not personally subject to the jurisdiction of any such court; (b) it is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in the aid of execution, execution or otherwise) with respect to it or its property; (c) any such suit, action or proceeding is brought in an inconvenient forum; (d) the venue of any such suit, action or proceeding is improper; or (e) this Agreement may not be enforced in or by any such court.

Nothing in these provisions shall affect any party’s right to serve process in any manner permitted by law or limit its rights to bring a proceeding in the competent courts of any jurisdiction or jurisdictions or to enforce any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

ATTACHMENT 1
AUTHORIZATION OF PAYMENT

I, Robert Chance, Chief Executive Officer of National Automation Services, Inc. and on behalf of National Automation Services Inc., authorize the lender/investor to pay Wellington Shields & Co. LLC directly from escrow at the time of closing of any funding as mentioned in clause 3B of the engagement letter dated July 15, 2013. This authorization is to remain in full force and effect unless written authorization by Wellington Shields & Co., LLC is provided to the lender/investor to revoke this agreement. Please wire the funds to the wire instructions provided below.

Robert Chance
Chief Executive Officer
National Automation Services, Inc.

Agreed and Accepted

As of this 2nd day of August 2013

WELLINGTON SHIELDS & CO., LLC WIRE INSTRUCTIONS

Bank:	JPMorgan Chase Bank
One Chase Manhattan Plaza
New York, N.Y. 10005

ABA No.	021000021

Acct Name:	Wellington Shields & Co., LLC
140 Broadway, 44th Floor
New York, N.Y. 10005

Acct No.	806376612